Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Group Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Sales Growth of 77% in Q3 and 111% in

First Nine Months of Fiscal 2018 Year-over-Year

Declares Quarterly Cash Dividend of $0.02 per Common Share

SAN DIEGO, CA, September 12, 2018 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the third quarter of fiscal 2018 ended July 31, 2018.

Third Quarter Fiscal 2018 Financial Highlights:

•	Net sales increased 77% year-over-year to $13.9 million
•	Net income was $1.7 million, up from $192,000 in third quarter last year
•	Diluted EPS was $0.18, up from $0.02 in the third quarter last year
•	Gross profit increased to 33%, up from 28% in the third quarter last year
•	Declared $0.02 per share dividend, the company’s 33rd consecutive quarterly dividend

Fiscal 2018 First Nine Months Financial Highlights:

•	Net sales increased 111% year-over-year to $46.6 million
•	Net income was $5.4 million, up from $77,000 in the same period last year
•	Diluted EPS was $0.57, up from $0.01 in the same period last year
•	Gross profit increased to 34%, up from 27% in the same period last year
•	Cash generated was $5.6 million, resulting in a cash balance of $11.6 million at July 31, 2018

Robert Dawson, President and CEO of RF Industries, commented:

“We are pleased to report another strong quarter, the second best in our company’s history, which includes solid year-over-year growth in net sales and net income. In addition, we achieved significant year-over-year improvement in gross profit margin and operating margins.

“These positive results were driven by increased sales to customers in our OEM and wireless carrier markets, and reflect our ability to deliver high quality and highly customized products within a very short turnaround time. As we continue to focus on growing sales, maintaining strong margins, and leveraging our distribution channels to diversify our customer base, we believe that our traditional run rate business and longer-term projects layered together provide a strong platform for continued profitability.

“As evidence of our continued growth, we generated new orders of roughly $12 million during the quarter. We ended the third quarter with a backlog of $8 million, and have since received additional new orders that bring our current total backlog to a very healthy $11 million.

“With our strong backlog and additional expected new bookings in the current quarter, we expect solid year-over-year growth in net sales and net income for the fiscal fourth quarter ending October 31, 2018.”

Third Quarter Fiscal 2018 Results

Net sales in the third quarter of fiscal 2018 were $13.9 million, an increase of 77%, or $6.0 million, for the three months ended July 31, 2018 when compared to the three months ended July 31, 2017. Net sales at the Custom Cabling Manufacturing and Assembly (Custom Cabling) segment were $10.7 million, an increase of 121%, or $5.9 million, compared to $4.8 million in the third quarter last year. Custom Cabling benefited from increased sales of fiber optics cable, copper cabling, custom patch cord assemblies and wiring harnesses in the quarter. RF Connector and Cable Assembly (RF Connector) segment sales were $3.1 million, an increase of 3%, or $0.1 million, compared to $3.0 million in the third quarter last year.

Gross profit for the third quarter increased $2.3 million to $4.6 million, while gross margins improved to 33% of sales from 28% of sales in the third quarter last year. The improvement in gross margins was primarily due to the revenue increase at the Custom Cabling segment, which had the effect of spreading certain fixed manufacturing costs over a larger revenue base.

Selling and general expenses were $2.1 million, a $0.3 million increase compared to $1.8 million in the third quarter last year due to higher compensation related to the sales gains at Custom Cabling. Despite this increase in expenses, selling and general expenses as a percentage of sales declined to 15% of sales compared to 23% of sales in the third quarter last year, reflecting the Company’s increased operational efficiencies.

As a result of the substantial increase in net sales and the modest increase in selling and general expenses, operating income in the third quarter increased to $2.1 million, or 15.5% of sales, compared to $184,000, or 2.4% of sales, in the third quarter last year, and net income for the third quarter was $1.7 million, or $0.18 per diluted share, compared to net income of $192,000, or $0.02 per diluted share, in the third quarter last year.

First Nine Months Results

Net sales in the first nine months of fiscal 2018 were $46.6 million, an increase of 111%, or $24.5 million, compared to $22.1 million in the same period last year. Custom Cabling net sales were $38.1 million, an increase of 173%, or $24.1 million, compared to $14.0 million in the same period last year. The gain in sales at Custom Cabling was due to increased sales of fiber optics cable, copper cabling, custom patch cord assemblies and wiring harnesses and other products. RF Connector sales were $8.5 million, an increase of 5%, or $0.4 million, compared to $8.1 million in the same period last year.

Gross profit for the first nine months of fiscal 2018 increased $9.7 million to $15.7 million, compared to $6.0 million for the same year ago period. Gross margins increased to 34% of sales from 27% of sales in the same period last year. The improvement in gross margins was primarily due to the revenue increase at the Custom Cabling segment, which had the effect of spreading certain fixed manufacturing costs over a larger revenue base.

Selling and general expenses for the first nine months were $7.7 million, a $2.2 million increase compared to $5.5 million in the first nine months of last year, primarily due to increased compensation resulting from the increase in net sales. Despite this increase in expenses, selling and general expenses as a percentage of sales declined to 17% of sales, compared to 25% of sales in the first nine months of last year, reflecting the Company's increased operational efficiencies.

Operating income for the first nine months increased to $6.7 million, or 14.4% of sales, compared to an operating loss of $109,000, or 0.5% of sales, in the same period last year.

Net income for the first nine months was $5.4 million, or $0.57 per diluted share, compared to net income of $77,000, or $0.01 per share, in the same period last year.

Balance Sheet Data; Dividends

At July 31, 2018, the Company reported working capital of $19.9 million, including cash and cash equivalents of $11.6 million, a current ratio of 4.8-to-1, no outstanding debt, and stockholders' equity of $27.4 million. During the first nine months of fiscal 2018, the Company paid cash dividends of $0.06 per share, or $544,000.

At its September 5, 2018 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on October 15, 2018 to stockholders of record on September 30, 2018. This is the 33rd consecutive quarterly dividend that RF Industries has paid to holders of common stock.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss its third quarter fiscal 2018 financial results. To access the conference call, dial 800-479-1004 (US and Canada) or 323-794-2598 (International). The conference ID is 9119183. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921 (US and Canada) or 412-317-6671 (International). The replay conference ID is 9119183.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2018	2017	2018	2017

Net sales	$13,850	$7,808	$46,571	$22,065
Cost of sales	9,294	5,592	30,858	16,038
Gross profit	4,556	2,216	15,713	6,027

Operating expenses:
Engineering	292	215	1,255	643
Selling and general	2,121	1,817	7,745	5,493

Total Operating Expenses	2,413	2,032	9,000	6,136

Operating income (loss)	2,143	184	6,713	(109)

Other income	13	5	20	23

Income (loss) from continuing
operations before provision (benefit) for income taxes	2,156	189	6,733	(86)
Provision (benefit) for income taxes	425	18	1,344	(54)

Income (loss) from continuing operations	1,731	171	5,389	(32)

Income from discontinued operations, net of tax	--	21	--	109

Net income	$1,731	$192	$5,389	$77

Earnings per share - Basic:
Continuing operations	$0.19	$0.02	$0.60	$0.00
Discontinued operations	--	0.00	--	0.01

Net income per share	$0.19	$0.02	$0.60	$0.01

Earnings per share - Diluted:
Continuing operations	$0.18	$0.02	$0.57	$0.00
Discontinued operations	--	0.00	--	0.01

Net income per share	$0.18	$0.02	$0.57	$0.01

Weighted average shares outstanding:
Basic	9,202,095	8,838,027	9,045,340	8,835,852
Diluted	9,729,608	8,915,794	9,442,612	8,886,395

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jul. 31,	Oct. 31,
	2018	2017
ASSETS		(audited)

CURRENT ASSETS
Cash and cash equivalents	$11,591	$6,039
Trade accounts receivable, net	5,888	3,901
Inventories, net	6,854	6,109
Other current assets	854	744
TOTAL CURRENT ASSETS	25,187	16,793

Property and equipment, net	606	711
Goodwill	3,219	3,219
Amortizable intangible assets, net	2,615	3,030
Non-amortizable intangible assets	1,237	1,237
Other assets	49	70
TOTAL ASSETS	$32,913	$25,060

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,842	$1,356
Accrued expenses	3,490	2,242

TOTAL CURRENT LIABILITIES	5,332	3,598

Deferred tax liabilities, net	186	119

TOTAL LIABILITIES	5,518	3,717

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,267,597 and 8,872,246 shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively	93	89
Additional paid-in capital	20,857	19,654
Retained earnings	6,445	1,600

TOTAL STOCKHOLDERS' EQUITY	27,395	21,343

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,913	$25,060